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                                                                    EXHIBIT 14.3

                                  FIRST BANCORP

                    POLICY STATEMENT AND STANDARDS OF CONDUCT
                     FOR MEMBERS OF THE BOARD OF DIRECTORS,
                  EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS

         WHEREAS, the Board of Directors of FirstBank recognizes that every director and executive officer has a responsibility to ensure that the Institution is operated in a fashion that safeguards the funds deposited with the institution; and

         WHEREAS, the Board further recognize that each and every director of FirstBank has been elected by the shareholders of the Bank to safeguard their investments by exercising the director's duty of oversight of the general management of the Institution and to assure that the Institution is operated in a safe and sound manner; and

         WHEREAS, the Board expects that every director, executive officer and principal shareholder will at all times act in good faith with prudence and loyalty to the Institution and in its best interest.

         WHEREAS, it is a fundamental duty of every director and executive officer to avoid placing him or herself in a position which creates, or which leads to or could lead to a conflict of interest or to an appearance of a conflict of interest.

         THEREFORE, this Board of Directors sets forth the following Standards of Conduct Policy to assure that all matters involving the Bank are resolved solely in the best interest of the Institution, to prevent any actual, apparent or potential conflict of interest on the part of any insider, and to ensure that all directors, executive officers and principal shareholders are aware of their legal obligations to comply with applicable insider regulations.

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                              STANDARDS OF CONDUCT

                                    ARTICLE I

                               DEFINITION OF TERMS

1. AGREEMENT

         The term "Agreement" means any contract, lease, or other agreement, arrangement or understanding other than an extension of credit or deposit, pursuant to which the Bank or any of its subsidiaries is to receive or provide any tangible or intangible goods, property or service including trust services.

2. COMPANY

         A "Company" means any corporation, partnership, trust (business or otherwise), an association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of business entity not listed herein.

3. DIRECTOR

         Any member of the Board of Directors of the Bank and any member of the Board of Directors of any of the Bank's subsidiaries or affiliates.

4. ECONOMIC BENEFIT

         Shall mean any remuneration or compensation in cash or otherwise, whether direct or indirect, which may be received by any person for any reason including services rendered or work performed by such person or by any related interest thereof to a third party that is not an insider.

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5. EXECUTIVE OFFICER

         The term "Executive Officer" shall mean the President, the Executive Vice Presidents, the Senior Vice Presidents of the Bank, and any other Vice President or other officers of the Bank which the Board of Directors by resolution determines should be included as such for Regulation "O" compliance purposes. The term shall also include the President of any of the Bank's subsidiaries or affiliates.

6. EXTENSION OF CREDIT

         The term "Extension of Credit" means granting of a loan or extending credit in any manner or form by the Bank or any of its subsidiaries, including but not limited to, a loan; an advance by means of an overdraft, cash item or other (except an advance for reimbursable expenses in connection with the business of the Bank or any of its subsidiaries); the acquisition by discount, purchase, exchange or otherwise of a note, draft, bill of exchange or other evidence of indebtedness, an acceptance, a letter of credit, a purchase of securities, accounts receivable or other options under a repurchase agreement.

7. IMMEDIATE FAMILY

         The term "Immediate Family" means any individual's spouse, minor children and any of the individual's children (including adults) residing in such individual's home.

8. INSIDER

         The term "Insider" shall include any director, executive officer, principal shareholder and any related interest, or member of the immediate family of any such person.

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9. INSIDER TRANSACTION

         The term "Insider Transaction" means any business dealing with an insider, other than an insignificant transaction, in which the insider may receive any direct or indirect economic benefit.

10. INTEREST IN A BUSINESS ENTERPRISE

         The term "Interest in a Business Enterprise" means ownership, whether legal, equitable or otherwise of stock or any other form of legal or equitable participation in the enterprise by any insider which when aggregated equals or exceeds ten percent (10%) of such enterprise's outstanding shares of any kind of stock in the case of a stock form of enterprise, or any other evidence of ownership for other forms of organization.

11. INSIGNIFICANT TRANSACTION

         The term "Insignificant Transaction" shall mean any business dealing that is of so little value as to be inconsequential. For purposes hereof, an insignificant transaction is one which, when aggregated with the value of any other transaction involving the same person during the current fiscal year does not exceed $1,000.

12. INTERESTED PARTY

         With respect to insider transactions, the term means an insider who is expected to receive any direct or indirect economic benefit from the transaction.

13. REAL ESTATE INVESTMENTS

         The term "Real Estate Investments" shall mean any form of direct or indirect ownership of any interest in real property whether in the form of an equity interest, partnership, joint venture of other form, which is accounted for as an investment in real estate or a real estate join venture under generally accepted accounting principles. Includes real estate acquisitions, development or

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construction arrangements accounted for as direct investments in real estate, as a real estate joint venture, and any other loans secured by real estate or advanced for real estate acquisition, development or investment purposes if the Bank in substance has virtually the same risk and potential rewards as an investor in the borrowers real estate.

         The phrase shall not include an interest in real property that is primarily used or intended to be used by the Bank or any of its subsidiaries as an office or related facility to conduct the Bank's or the subsidiaries business, or an interest in real estate acquired in satisfaction of an antecedent debt which was contracted in good faith or acquired under judgement, decree or a mortgage held by the Bank, or in lieu of foreclosure and provided that such property is not intended to be held for investment purposes and is to be disposed in a timely fashion.

14. PERSON

         The term "Person" shall mean an individual or a company.

15. PRINCIPAL SHAREHOLDER

         The term "Principal Shareholder" shall mean any person that directly or indirectly, or acting through or in concert with one or more persons, owns, controls or has the power to vote more than ten percent (10%) of the voting stock of the Bank.

16. RELATED INTEREST

         The term "Related Interest" means a company controlled by a person or by a member of such person's immediate family.

17. SUBSIDIARY

         The term "Subsidiary" shall mean any company or financial institution directly or indirectly controlled by the Bank.

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18.  VALUE

         The term "Value" shall mean the total dollar amount to be paid or received by the Bank under a contract or other agreement, the sale price of an asset, good or service purchased or sold, total payments to be made over the term of a lease, or the fair market value which an insider would normally have to pay to some other entity for the use of similar facilities, real or personal property, services, equipment, personnel, or the dollar amount of commissions and fees paid.

                                   ARTICLE II

                       CONFIDENTIAL AND INSIDE INFORMATION

1. INFORMATION DEALING WITH CLIENTS AND SUPPLIERS

         Confidential information concerning a client or supplier of the Institution or of any of its subsidiaries that is acquired by a director or executive officer in connection with his or her duties as such, or by a principal shareholder by reason of being such principal shareholder, may be used only for the purposes and benefit of the Bank and may not, under any circumstances, be used for the personal gain or benefit of any insider. Such information may not be communicated in any manner to persons outside of the Institution or to any other director, officer or employee of the Bank who does not need to know such information to discharge his or her duties.

2. INFORMATION RELATIVE TO FIRSTBANK AND ITS SUBSIDIARIES

         Confidential financial information regarding FirstBank or any of its subsidiaries may not be communicated in any manner to any person unless or until such time as such information has been made public, or unless such information has been properly cleared and is necessary to allow such persons to exercise their duties to the Bank or to the Board of Directors.

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         Directors and executive officers have a duty of confidentiality to the
Bank and may not divulge to any person any confidential information regarding matters discussed or under consideration by the Board of Directors, the management, personnel, operations, strategy or plans of the Bank or its subsidiaries until and unless such information is made public.

         Directors and executive officers will refrain from using confidential inside information for their direct or indirect personal benefit and will not directly or indirectly purchase or sell any stock of the Bank or of any entity with whom the Bank may be negotiating or is contemplating negotiations, either in the open market or in private transactions, until such information has been made publicly available. Directors of FirstBank are expected to comply at all times with all restrictions, limitations and reporting requirements set forth by applicable securities laws and regulations.

                                   ARTICLE III

                              CONFLICTS OF INTEREST

         A conflict of interest may arise whenever any "Insider" as the term is defined herein, has a direct or indirect interest in any agreement, business dealing or transaction with the Bank or in any extension of credit by the Bank.

1. EXTENSIONS OF CREDIT

GENERAL RULE

         There shall not be any extension of credit to any insider unless such extensions of credit meets the underwriting standards established by the institution and is made under substantially the same terms, including collateral, as those prevailing at the time for comparable transactions with

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persons who are not employees of the Bank and which does not involve more than the normal risk of repayment or present other unfavorable features.

PRIOR BOARD APPROVAL

         All extensions of credit to an insider must be approved in advance by a majority of the entire Board of Directors. Any insider having a direct or indirect interest in any extension of credit has the obligation of advising the Board of Directors and management of the nature of such interest. Any director or executive officer having any direct or indirect interest in any extension of credit must abstain from participating directly or indirectly in any deliberation or voting on the extension of credit, and will refrain from participating in any discussions regarding such extension of credit or from influencing or attempting to influence the Board of Directors or management in regards to such matter.

MAXIMUM LIMITS - DIRECTORS

         Under no circumstance may a director or principal shareholder, a member of the immediate family or related interest thereof, become indebted to the Institution except in the amounts and for the purposes and upon conditions specified by applicable regulations. In specific such regulations promulgated by the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico and by the Federal Reserve Board's (FRB) Regulation "O" (12 CFR Part 215) as adopted by the Federal Deposit Insurance Corporation ( the "FDIC") in it's regulations. The maximum aggregate amount of credit which at any time may be extended to any director or principal shareholder and members of their immediate family or any related interest of such director or principal shareholder, for any purpose, must fully comply with the Bank's applicable limitations regarding loans to one borrower as set forth in applicable regulations, and may not exceed such limits.

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MAXIMUM LIMITS - EXECUTIVE OFFICERS

         Under no circumstance may an executive officer, any member of their immediate family or a related interest of such executive officer become indebted to the Institution except in the amounts and for the purposes set forth by regulation. The maximum amount of credit which at any time may be extended to such person for purposes other than those listed below may not exceed the aggregate amount of $100,000. This limitation is not applicable to extensions of credit to finance the education of the executive officer's children, to finance the acquisition, construction, maintenance, or improvement of a residence. However, such extension of credit must be guaranteed by a first lien on the property which must be owned or will be owned by the executive officer. The above notwithstanding the total amount of all indebtedness which an executive officer, his immediate family or related interests may have with the Institution, may not exceed the aggregate of 1.5% of the Bank's capital and unimpaired surplus.

         Any extension of credit to an executive officer of the Institution will be subject to the condition, which must be included in all loan agreements with executive officers, that the extension of credit will, at the option of the Bank, become due and payable at any time that the officer becomes indebted to any other bank or banks in an aggregate amount greater than those specified by
Section 215.5 (c) of FRB Regulation "O" (12 USC 215.5 (c)). Such condition must be included in writing in any agreement for the extension of credit with any executive officer.

         The above notwithstanding no loans may be extended to any executive officer or employee of the Bank unless the same meets the requirements and limitations on loans to employees under the regulations of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico.

OVERDRAFTS - DIRECTORS AND EXECUTIVE OFFICERS

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         The Bank may not pay an overdraft of a director or an executive officer unless payment of the funds is made under a written pre-authorized, interest bearing line of credit (overdraft protection) or unless there exists a written pre-authorization for the transfer of funds from another account of the director or executive officer.

         The above restriction will not apply in the case of an inadvertent overdraft in an aggregate amount of $1,000 or less, provided that no such account may be overdrawn for more than five days and the account is charged the same fees as are charged to any other customer.

UNAUTHORIZED EXTENSIONS OF CREDIT

         No director, executive officer or principal shareholder shall knowingly receive or knowingly permit that any member of his or her immediate family or a related interest, directly or indirectly, receive an extension of credit which has not been previously approved by the Board of Directors and does not comply with all requirements for such extensions of credit.

RELATIONSHIP WITH CORRESPONDENT BANK'S

         Pursuant to applicable Law 12 USC 1972 (2) (G), a bank may not extend preferential loans to executive officers and/or principal shareholders of another bank if a correspondent account relationship exists between the two banks. The law further prohibits the opening of a correspondent relationship with a bank where there exist a preferential extension of credit by one of the banks to a director, executive officer or principal shareholder of the other bank.

         Executive officers, directors and principal shareholders of FirstBank may not request or accept a preferential loan from any bank which maintains a correspondent bank relationship with FirstBank, nor will they approve or extend such loan to an officer, director or principal shareholder of any bank with which FirstBank maintains a correspondent bank relationship.

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2. BUSINESS DEALINGS

GENERAL RULE

         There shall not be any agreement, business dealing, transaction with any insider, as the term is defined herein, unless a majority of the entire Board of Directors approves the transaction, business dealing or agreement or extension of credit in advance. Any interested party to any such transaction or agreement will excuse himself or herself from any meeting at the time such transaction or agreement is to be considered and must abstain from voting or from participating directly or indirectly in any deliberation regarding such approval. The minutes of the Board of Directors will contain a record of such transaction including: (i) the names of all parties to the agreement or transaction other than the Bank; (ii) the relationships with the Bank or the relationship of the parties to any of the Bank's insiders; and (iii) a brief description of the transaction including dollar amounts and terms. Any director casting a dissenting vote shall require that the minutes include such dissenting vote along with the basis for the dissent.

         There shall not be any agreement, transaction or business dealing with any insider unless the same is intended for the benefit of the Bank. The Bank may not, under any circumstances, enter into an agreement, transaction, business dealing or extension of credit merely as an accommodation for the benefit of an insider.

         Any agreement, transaction or business dealing with an insider of the Bank must be made on terms and under circumstances substantially the same, or at least as favorable, as those prevailing at the time for comparable business dealings with persons who are not insiders or employees of the Bank.

         Any insider that is an interested party with respect to any anticipated business dealing with

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the Bank, must fully disclose to the Board of Directors and to management of the
Bank such insider's interest in the business dealing, agreement, transaction or extension of credit. Such disclosure must include all relevant, material, non-privileged information regarding the anticipated business dealing, agreement, transaction or extension of credit. All information required must be received and reviewed by the Board prior to its deliberation, approval or authorization of any transaction. Any insider that has engaged in any significant transaction which has not been reviewed and approved by the Board must promptly disclose such transaction to the Board of Directors.

         Any insider having any direct or indirect interest in any business dealing, agreement, transaction or extension of credit will also abstain from direct or indirect participation in deliberations or discussions, including those deliberations preliminary to formal consideration by the Board of Directors. An insider having direct or indirect interest in any business dealing, agreement, transaction or extension of credit will refrain from interfering or attempting to influence in any manner the decision making process of the Board of Directors or of management in regards to such matters.

INSIGNIFICANT TRANSACTIONS

         Notwithstanding the above, prior approval by the Board of Directors will not be required in the case of an insignificant transaction as the term is defined herein. Any such insignificant transaction shall be promptly reported to the entire Board of Directors.

INVESTMENT IN REAL ESTATE

         The Bank may not directly or through any subsidiary make any investment in real estate, as such term is defined herein, in which any insider has an equity interest.

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                                   ARTICLE IV

                             BUSINESS OPPORTUNITIES

         Directors, executive officers and principal shareholders of FirstBank stand in a fiduciary relationship to the Institution and its shareholders. Among other things, this relationship imposes a duty of undivided and unqualified loyalty to the Bank. It is a breach of this duty for a director to take advantage of a business opportunity for his or her own or another person's or entity's profit or benefit when such business opportunity is within the corporate powers of the Bank or any of its subsidiaries.

                                    ARTICLE V

               USE OF PERSONNEL, EQUIPMENT, SUPPLIES OR FACILITIES

         Directors and executive officers shall not allow any significant use of personnel, equipment, supplies or facilities of the Bank or of any of its subsidiaries for personal purposes, nor will they permit their use for any purpose not related to the legitimate interests of the Bank or its subsidiaries. Under no circumstances will the Bank make available any personnel, equipment, supplies or facilities of the Bank or of any subsidiary to an insider unless such arrangement is intended for the benefit of the Bank or of the subsidiary, reasonable value is received for any service rendered and the arrangement, agreement or transaction has been previously approved by the entire Board of Directors in accordance with the procedures and under the conditions set forth herein.

                                   ARTICLE VI

                   OTHER ACTIVITIES AFFECTING THE INSTITUTION

         Directors or executive officers may not imply the sponsorship or support of the Bank for any personal enterprise, activity, interest or organization.

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         Directors and executive officers of FirstBank will at all times endeavor to conduct themselves and their affairs with proper decorum and will refrain from engaging, directly or indirectly, in any activity likely to adversely effect the good name of the Bank or of its subsidiaries.

         Directors or executive officers of FirstBank may not serve as a director or officer of any financial institution or with any business entity rendering services similar to those rendered by the Bank or its subsidiaries.

                                   ARTICLE VII

            ACCEPTANCE OF GIFTS, GRATUITIES AND OTHER THINGS OF VALUE

         Under no circumstances may a director, executive officer, officers or employees, accept, offer to accept, request, offer to give or obtain or give to any person, directly, indirectly or otherwise, any gifts, gratuities, favors or anything of value in connection with or as a condition for presenting to the consideration of the Board of Directors or of any committee, sponsoring, or approving any transaction or business of the Bank or of any of its subsidiaries. All directors, executive officers and employees of the Bank shall at all times comply with all provisions of the Federal Bank Bribery Act of 1984 (12 USCA
215).

         As a general rule, directors and executive officers should avoid acceptance of gifts or other considerations from clients or any other party doing business with the Bank. The Board of Directors, however, recognizes that there are situations in the normal course of the business of the Bank and its subsidiaries where there is a total absence of wrongful intentions by all parties and exceptions to the general rule set forth above are required. Therefore, the Board has adopted the following guidelines:

EXCEPTIONS

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    1. Acceptance of an invitation, gift, gratuity, amenity or favor based on an obvious family relationship.

    2. Acceptance of meals, refreshment, entertainment, accommodations, or travel arrangements, all of reasonable value, in the course of a meeting or another occasion, the purpose of which is to hold bona fide business discussions or to foster better business relationships, provided that the expense would be paid by the bank if not paid by the other party.

    3. Acceptance of advertising and promotional material of reasonable value.

    4. Acceptance of discounts or rebates on merchandise or services that do not exceed those available to other customers in like position.

    5. Acceptance of gifts of reasonable value that are related to commonly recognized events or occasions such as promotions, weddings, retirement, holidays or birthdays.

    6. Acceptance of civic, charitable, educational or religious organizations awards for recognition of services and accomplishments.

    The above situations are not intended to be all inclusive and the Board of Directors recognizes that there may be other legitimate situations in which the acceptance of some benefit by a director or executive officer is not intended as and will not amount to a corrupting influence but may serve a legitimate, necessary or desirable business interest of the institution. In such cases, a full written disclosure shall be prepared by the person receiving the thing of value, documenting the reasons thereof, or the purpose and the expected benefits to the institution. Directors and executive officers shall submit such report to the entire Board of Directors. Such report will be evaluated in the light of these guidelines and the Bank Bribery Act of 1984. All such records will be kept by the Office

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of the Secretary.

Nothing in these guidelines or procedures for possible exceptions shall be interpreted as permitting or allowing any violation of the law or of any regulation.

                                  ARTICLE VIII

                  REPORTS BY DIRECTORS, EXECUTIVE OFFICERS AND
                             PRINCIPAL SHAREHOLDERS

         All Executive Officers will at all times comply fully with all reporting requirements in accordance with Regulation "O".

SECTION 215.9 REPORTS

         All executive officers are under the obligation to inform the Board of Directors, within ten days of its occurrence, any extension of credit obtained from any other institution or institutions which in the aggregate exceeds the amounts specified in Section 215.5(c), $100,000 for other purpose loans. This requirement is not applicable in the case of loans to finance the education of such executive officers' children or loans to finance the purchase, construction or improvement of such officers principal residence as long as such extension of credit is secured by a first lien over the residence and the property is owned or will be owned by the executive officer.

REPORTS OF INDEBTEDNESS TO CORRESPONDENT BANKS (215.22)

    All Executive Officer and Principal Shareholder shall submit a report regarding any outstanding indebtedness of theirs and of any of their related interests during the previous calendar year with any Correspondent Bank of FirstBank. Such report will be submitted to the Board of Directors not later than January 31 of each calendar year and will specify the maximum amount of the

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indebtedness during the previous calendar year, the amount of such indebtedness
10 days prior to the date the report is submitted, a description of the terms and conditions of the indebtedness including original amount, interest rates, maturity, security given and any other unusual term or condition.

REPORT ON "RELATED INTERESTS"

         Each Director, Executive Officer or Principal Shareholder will submit a report to the Secretary of the Bank, containing the name, social security number and address of each related interest of theirs. A report shall be submitted not less than once a year or whenever any change occurs which would require the inclusion of a new person or entity.